EMPLOYMENT AGREEMENT

     This Employment Agreement (“Agreement”) is made as of the 8th day of March, 2010, between CombinatoRx, Incorporated, a Delaware corporation (the “Company”), and Mark H.N. Corrigan, M.D. (the “Executive”).

     WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company beginning on January 5, 2010 (the “Commencement Date”) on the terms contained herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Position and Duties. The Executive shall serve as the Chief Executive Officer and President of the Company, and shall have supervision and control over and responsibility for the day-to-day business and affairs of the Company and shall have such other powers and duties as may from time to time be prescribed by the Chairman of the Board of Directors of the Company (the “Board”), provided that such duties are consistent with the Executive’s position or other positions that he may hold from time to time. The Executive shall report to the Board of Directors of the Company. The Executive’s primary place of employment with the Company shall be the Company’s headquarters in Cambridge, Massachusetts. The Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive’s performance of his duties to the Company as provided in this Agreement.

2.	Compensation and Related Matters.

(a) Base Salary. The Executive’s initial annual base salary shall be $450,000.

The Executive’s base salary shall be subject to annual review by the Compensation Committee but shall not be reduced below $450,000 per annum. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

     (b) Incentive Compensation. The Executive shall be eligible to receive cash incentive compensation as determined by the Compensation Committee from time to time. The Executive’s initial target annual incentive compensation shall be 50 percent of his Base Salary. The Executive’s target annual incentive compensation shall be reset annually but shall not be reduced below 50 percent of his Base Salary. To earn incentive compensation, the Executive must be employed by the Company on the day such incentive compensation is paid.

     (c) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him before the termination of his employment in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers. Notwithstanding the foregoing, the Company shall reimburse the Executive for all reasonable travel (which shall be deemed to include Business Class (or First Class if Business Class is not offered) airfare), entertainment and other expenses incurred or paid by the Executive before the termination of his employment hereunder in connection with, or related to, the performance of his Chief Executive Officer and President of the Company duties, responsibilities or services under this Agreement.

     (d) Other Benefits. The Executive shall be entitled to participate in or receive benefits under all of the Company’s Employee Benefit Plans in effect on the date hereof, or under plans or arrangements that provide the Executive with benefits at least substantially equivalent to those provided under such Employee Benefit Plans. As used herein, the term “Employee Benefit Plans” includes, without limitation, each pension and retirement plan; supplemental pension, retirement and deferred compensation plan; savings and profit-sharing plan; stock ownership plan; stock purchase plan; stock option plan; life insurance plan; medical insurance plan; disability plan; and health and accident plan or arrangement established and maintained by the Company on the date hereof for employees of the same status within the hierarchy of the Company. Notwithstanding the foregoing, the Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement which may, in the future, be made available by the Company to him as Chief Executive Officer and President of the Company or to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Any payments or benefits payable to the Executive under a plan or arrangement referred to in this Section 2(d) in respect of any calendar year during which the Executive is employed by the Company for less than the whole of such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed. Should any such payments or benefits accrue on a fiscal (rather than calendar) year, then the proration in the preceding sentence shall be on the basis of a fiscal year rather than calendar year. The Company, however, reserves the right to modify, terminate, or replace its employee benefit plans and policies.

     (e) Vacations. The Executive shall be entitled to four weeks’ vacation each year and the standard paid holidays observed by the Company. For calendar year 2010, the Company and the Executive acknowledge and agree the Executive is entitled to four weeks of vacation beginning January 27, 2010.

     3. Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

	(a)	Death. The Executive’s employment hereunder shall terminate upon his death.

	(b)	Disability. The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

     (c) Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause by a vote of the Board at a meeting of the Board called and held for such purpose. For purposes of this Agreement, “Cause” shall mean: (i) the Executive’s conviction of a felony; (ii) the Executive’s willful failure to perform (other than by reason of disability), or gross negligence in the performance of, the Executive’s duties and responsibilities, which failure or negligence continues or remains uncured after 30 days’ written notice to the Executive setting forth in reasonable detail the nature of such failure or negligence; (iii) material breach by the Executive of any provision of any agreement between the Executive and the Company, which breach continues or remains uncured after 30 days’ written notice to the Executive setting forth in reasonable detail the nature of such breach; or (iv) material fraudulent conduct by the Executive with respect to the Company.

     (d) Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

     (e) Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) the Company materially reducing the scope of the Executive’s duties and responsibilities or materially demoting or reducing the Executive’s authority; (ii) a material change to the Executive’s primary place of employment with the Company, which results in the Company changing the Executive’s primary place of employment to a location that is more than 50 miles from the Executive’s primary place of employment with the Company immediately prior to such change; or (iii) the Company materially reducing the Executive’s base salary. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within 180 days after the first occurrence of the Good

Reason condition. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

     (f) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto, and shall be effective as of the applicable Date of Termination specified in Section 3(g). For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

     (g) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 3(d), 30 days after the date on which a Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

4.	Compensation Upon Termination.

(a) Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) any earned but unpaid base salary, incentive compensation earned but not yet paid, unpaid expense reimbursements, accrued but unused vacation and any vested benefits the Executive may have under any employee benefit plan of the Company (the “Accrued Benefit”) on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination.

     (b) Termination by the Company Without Cause or by the Executive with Good Reason. If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates his employment for Good Reason as provided in Section 3(e), then the Company shall, through the Date of Termination, pay the Executive his Accrued Benefit. In addition:

     (i) subject to the Executive signing a general release of claims in favor of the Company and related persons and entities in a form and manner satisfactory to the Company (the “Release”) within the 21-day period following the Date of Termination and the expiration of the seven-day revocation period for the Release, the Company shall pay the Executive an amount equal to two times the Executive’s Base Salary (the “Severance Amount”). The Severance Amount shall be paid in a lump sum on the first payroll date that occurs 30 days after the Date of Termination; and

     (ii) the Executive may continue to participate in the Company’s group health, dental and vision program for 24 months, with the cost of the premiums for such benefits paid by the Company; provided, however, that the continuation of health benefits under this Section shall reduce and count against the Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and provided further that the cost of premiums for such benefits attributable to the last six months of said 24 month period shall be subject to the provisions of Section 6(b).

     5. Change of Control Payment. The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change of Control of the Company. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within 24 months after the occurrence of the first event constituting a Change of Control. These provisions shall terminate and be of no further force or effect beginning 24 months after the occurrence of a Change of Control.

     (a) Change of Control. If within 24 months after a Change of Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates his employment for Good Reason as provided in Section 3(e), then the Company shall, through the Date of Termination, pay the Executive his Accrued Benefit on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination. In addition:

     (i) subject to the signing of the Release by the Executive within 30 days after the Date of Termination and the expiration of the seven-day revocation period for the Release, the Company shall pay the Executive a lump sum in cash in an amount equal to two times the Executive’s current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change of Control, if higher). Such payment shall be paid on the first payroll date that occurs 30 days after the Date of Termination; and

     (ii) notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all stock options and other stock-based awards held by the Executive shall immediately vest and become fully exercisable or issuable (without forfeiture restriction) as of the Date of Termination; and

     (iii) the Executive may continue to participate in the Company’s group health, dental and vision program for 24 months, with the cost of the premiums for such benefits paid by the Company; provided, however, that the continuation of health benefits under this Section shall reduce and count against the Executive’s rights under COBRA, and provided further that the cost of premiums for such benefits attributable to the last six months of said 24 month period shall be subject to the provisions of Section 6(b).

     (b) Definitions. For purposes of this Section 5, the following terms shall have the following meanings:

     A “Change of Control” shall be deemed to have occurred when any of the following events takes place: (i) any Person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended), directly or indirectly, of 50 percent or more of the outstanding common stock of the Company; (ii) a sale, merger or consolidation after which securities possessing more than 50 percent of the total combined voting power of the Company’s outstanding securities have been transferred to or acquired by a Person or Persons different from the Persons who held such percentage of the total combined voting power immediately prior to such transaction; or (iii) the sale, transfer or other disposition of all or substantially all of the Company’s assets to one or more Persons (other than a wholly owned subsidiary of the Company or a parent company whose stock ownership after the transaction is the same as the Company’s ownership before the transaction). For purposes of this Change of Control definition, “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any persons or entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

6.	Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. Any such delayed cash payment shall earn interest at an annual rate equal to the applicable federal short term rate published by the Internal Revenue Service for the month in which the date of separation from service occurs, from such date of separation from service until the payment.

     (b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year of the Executive following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year of the Executive shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

     (c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

     (d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

     (e) The Company makes no representation or warranty to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

     7. Noncompetition; Cooperation; Confidential Information; and Invention Assignment.

     (a) Noncompetition and Nonsolicitation. During the Executive’s employment with the Company and for 12 months thereafter, regardless of the reason for the termination, the Executive (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Company (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Company); and (iii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Company. The Executive understands that the restrictions set forth in this Section 7(a) are intended to protect the Company’s interest in its confidential information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Competing Business” shall mean the business of discovering, developing and/or commercializing: (i) pharmaceuticals that target calcium and sodium ion channels, (ii) combination pharmaceuticals and technologies that discover combination pharmaceuticals, (iii) modified release formulations of long-acting opioids, or (iv) any other products that are competitive with or similar to the products of the Company or the products that the Company has under active development at the time of the termination of Executive's employment. Notwithstanding the foregoing, the Executive may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business, and the Executive's Board of Directors memberships on the date of this Agreement shall not be deemed to constitute a Competing Business.

     (b) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s employment by the Company. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

     (c) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, providing complete and truthful information and testimony, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(c) and, if the Executive is no longer employed by the Company, will additionally pay the Executive a per diem (based upon the Executive’s Base Salary at the time of the Executive’s Date of Termination) for any such cooperation other than the provision of testimony in a deposition or trial setting.

     (d) Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. The Executive agrees that if the Executive breaches, or threatens to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

     (e) Confidential Information. The Executive agrees at all times during the term of Executive’s employment and thereafter, to hold in strict confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of an officer of the Company, any Confidential Information. “Confidential Information” means any research conducted by the Executive either alone or with others during the Executive’s employment by the Company, and all results and data generated in connection therewith, and any confidential or proprietary information, technical data, trade secrets or knowhow of the Company, including, but not limited to, research and product plans, products, services, customer lists and customers, markets, developments, inventions, processes, formulas, technology, marketing, finances or other business information disclosed to the Executive by the Company, either directly or indirectly, in writing, orally or otherwise. The Executive recognizes that the Company has received and in the future will receive from third parties confidential or proprietary information of such third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use such information only for certain limited purposes, and the Executive understands that such information is also Confidential Information. The Executive further understands that Confidential Information does not include any of the foregoing information or items that has become publicly known and made generally available

(f)	Inventions and Publication Reports.

(i) Inventions Retained and Licensed. The Executive has attached hereto as Exhibit A a list describing all inventions, original works of authorship, developments, improvements, and trade secrets of every nature and kind, that were made by the Executive prior to his employment with the Company (collectively referred to as “Prior Inventions”) or, if no such list is attached, the Executive represents that there are no such Prior Inventions. If, in the course of the Executive’s employment with the Company, the Executive incorporates into a Company product, process or machine a Prior Invention owned by the Executive or in which the Executive has an interest, the Company is hereby granted and will have a non-exclusive, royalty free, irrevocable, perpetual, worldwide license, with the right to grant sublicenses, to make, have made, modify, use, sell, and otherwise exploit or utilize in any manner such Prior Invention as part of or in connection with such product, process or machine. The Executive further agrees that with respect to all Inventions or other matters that may arise during the Executive’s employment that may result in publishable material, with or without consideration, all such publications rights shall belong exclusively to the Company. When and if such materials and items are published by the Company, the Company agrees to note the Executive’s involvement and development of such materials and items.

     (ii) Assignment of Inventions. The Executive agrees that he will promptly make full written disclosure to the Company, and will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or the Company’s designee, the Executive’s full right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under patent, copyright or similar laws, that the Executive may solely or jointly make, develop, conceive or reduce to practice, or cause to be made, developed, conceived or reduced to practice, during the period of time the Executive is in the employ of the Company (collectively referred to as "Inventions”). The Executive further acknowledges that all original works of authorship that are made by the Executive (solely or jointly with others) within the scope of and during the period of his employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

     (iii) Maintenance of Records. The Executive agrees to keep and maintain adequate and current written records of all Inventions made, developed, conceived or reduced to practice by the Executive (solely or jointly with others) during the term of the Executive’s employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

     (iv) Patent and Copyright Registrations. The Executive agrees to assist the Company, or the Company’s designee, at the Company’s expense, in every way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including disclosing to the Company all pertinent information and data with respect thereto, and executing all applications, specifications, oaths, assignments and all other instruments that the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, the Company’s successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. The Executive further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers will continue after the termination of this Agreement. If the Executive is unable because of his mental or physical incapacity or for any other reason to secure his signature to apply for or to pursue any application for any United States of America or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then the Executive hereby irrevocably designates and appoints the Company and the Company’s duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by the Executive.

8. Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the

Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

     9. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

     10. Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

     11. Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

     12. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     13. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

     14. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

     15. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices in Cambridge, Massachusetts, attention of the Board.

     16. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

     17. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

     18. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

     19. Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

COMBINATORX, INCORPORATED

By: /s/ Jason F. Cole Title: SVP and General Counsel

EXECUTIVE

/s/ Mark H. N. Corrigan Mark H.N. Corrigan, M.D.

[Signature Page to Employment Agreement]